Exhibit 2.1

AMENDMENT NO. 1 TO CONTRIBUTION AGREEMENT

This AMENDMENT NO. 1 TO CONTRIBUTION AGREEMENT dated as of April 16, 2013 (this “Amendment”) to the Contribution Agreement dated as of February 27, 2013 (“Agreement”), is made and entered into by and among Southern Union Company, a Delaware corporation (the “Contributor”), Regency Energy Partners LP, a Delaware limited partnership (“Regency”), Regency Western G&P LLC, a Delaware limited liability company (“Regency SPV”), ETP Holdco Corporation, a Delaware corporation, Energy Transfer Equity, L.P., a Delaware limited partnership, Energy Transfer Partners, L.P., a Delaware limited partnership, and ETC Texas Pipeline, Ltd., a Texas limited partnership.

R E C I T A L S

WHEREAS, the Parties have entered into the Agreement, pursuant to which the Contributor has agreed to contribute to Regency (through Regency SPV) 100% of the ownership interests in Southern Union Gathering Company, LLC, a Delaware limited liability company.

WHEREAS, the Parties desire to amend certain provisions of the Agreement pursuant to Section 10.1 thereof, as more particularly set forth in this Amendment.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained in the Agreement and this Amendment, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. Capitalized terms used in this Amendment but not defined in the body of this Amendment shall have the meanings ascribed to them in the Agreement, including Exhibit A thereto.

1.2 Interpretations. In this Amendment, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by the Agreement, as amended hereby, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of the Agreement, as amended hereby, unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to the Agreement, as amended hereby, and the Agreement, as amended hereby, as a whole and not to any particular provision of the Agreement, as amended hereby; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including, without limitation,”; (h) each accounting term not otherwise defined in this

Amendment or the Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Article and Section titles and headings in this Amendment are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Amendment.

ARTICLE II.

AMENDMENTS AND WAIVER

2.1 Exhibit E. The two documents attached as Exhibit E to the Agreement are hereby deleted in their entirety and replaced with the Guaranty of Collection attached hereto as Exhibit E.

2.2 Amendment to Section 2.4(a)(v). Section 2.4(a)(v) of the Agreement is hereby amended and restated in its entirety as follows:

(v) Guarantee of Collection. A counterpart of the guarantee of collection agreement, substantially in the form attached hereto as Exhibit E (the “Guarantee of Collection”), duly executed by Regency; and

2.3 Amendment to Section 2.4(b)(iv). Section 2.4(b)(iv) of the Agreement is hereby amended and restated in its entirety as follows:

(iv) Guarantee of Collection. A counterpart of the Guarantee of Collection, duly executed by PEPL Holdings;

2.4 Amendment to Section 2.8. Section 2.8 of the Agreement is hereby amended and restated in its entirety as follows:

2.8 Borrowing by Regency; Tax Treatment of Regency Contribution Consideration. Prior to the Closing, but no more than ninety (90) days prior to the Closing, Regency shall incur a new and separate borrowing (which may be in the form of a new credit facility, senior debt or any combination thereof) that will be used by Regency exclusively to pay the Cash Consideration, as adjusted, and other expenses or disbursements directly related to the Closing (the “Regency Debt”). In the event Regency receives the proceeds from the Regency Debt prior to the Closing, such proceeds shall be deposited and held separate from other cash items of Regency until distributed to Contributor at the time of the Closing. Immediately prior to the effective time of the Closing, Contributor shall cause PEPL Holdings to enter into the Guarantee of Collection with Regency pursuant to which PEPL Holdings shall provide a guarantee of collection (on a nonrecourse basis to Contributor) to Regency and Regency Energy Finance Corp. with respect to the payment of the principal amount of the Regency Debt. The Parties intend that for United States federal income tax purposes (i) the contribution of the Contributed Interests shall be treated as a contribution by Contributor to Regency of the assets of the Company (and the assets of the Subsidiaries of the Company that are also treated as disregarded entities of Contributor) in a transaction consistent with the requirements of Section 721(a) of the Code; (ii) the receipt by Contributor of the Cash Consideration shall be treated as a

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distribution to Contributor by Regency under Section 731 of the Code; (iii) the distribution of the Cash Consideration to Contributor shall be made out of the proceeds of the Regency Debt and shall qualify as a “debt-financed transfer” under Section 1.707-5(b) of the Treasury Regulations; and (iv) Contributor’s allocable share of the Regency Debt under Sections 1.752-2 and 1.707-5(a)(2)(i) of the Treasury Regulations shall be the allocable amount of the Regency Debt as determined under Section 1.707-5(b)(2) of the Treasury Regulations. Accordingly, such consideration is not expected to be taken into account in determining whether Contributor received money or other consideration for disguised sale purposes. Any Cash Consideration in excess of the amount treated as a “debt-financed transfer” shall be treated (i) as a reimbursement of Contributor’s preformation expenditures with respect to the assets of the Company (and the Assets of the Subsidiaries of the Company) within the meaning of Section 1.707-4(d) of the Treasury Regulations to the extent applicable (accordingly, such cash is not expected to be taken into account in determining whether Contributor received money or other consideration for disguised sale purposes), and (ii) in a transaction subject to treatment under Section 707(a) of the Code, and its implementing Treasury Regulations, as in part a sale, and in part a contribution, by Contributor of the assets of the Company (and the assets of the Subsidiaries of the Company) to the extent Section 1.707-4(d) of the Treasury Regulations is inapplicable. The Parties agree to file all Tax Returns and otherwise act at all times in a manner consistent with this intended treatment of the contribution of the Contributed Interests, the Cash Consideration, and the Regency Debt, including disclosing the distribution of the Cash Consideration in accordance with the requirements of Section 1.707-3(c)(2) of the Treasury Regulations; provided that, notwithstanding the foregoing, Regency shall not be required to take any position in any taxable year to the extent Regency determines in good faith after consulting with tax counsel that such position is not supported by current law or actual facts and circumstances. Contributor shall reimburse Regency and its Affiliates for all of their costs and expenses (including legal fees) relating to a new credit facility (but not for a debt offering) as contemplated by this Section 2.8. Contributor agrees that it shall be solely liable for any Taxes attributable to the receipt by Contributor of the Cash Consideration and the Acquired Units.

2.5 Definitions. The definitions of “Support Agreement” and “Regency Subsidiary Guarantor” are hereby deleted from Exhibit A to the Agreement.

2.6 Waiver. Contributor hereby waives Section 5.2 of the Agreement with respect to and consents to the redemption by Regency of all of its outstanding senior notes due 2016 under that certain indenture dated as of May 20, 2009.

ARTICLE III.

MISCELLANEOUS

3.1 No Other Amendments; No Waiver of Rights. Except as waived or amended by this Amendment, the Agreement shall remain unmodified and in full force and effect.

3.2 Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

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3.3 Facsimiles; Counterparts. This Amendment may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Amendment may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Signature page follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed by its respective duly authorized officers as of the date first above written.

SOUTHERN UNION COMPANY

By:	/s/ Martin Salinas, Jr.
Name: Martin Salinas, Jr.
Title: Chief Financial Officer

REGENCY ENERGY PARTNERS LP

By:	Regency GP LP, its general partner

By:	Regency GP LLC, its general partner

By:	/s/ Thomas E. Long
Name: Thomas E. Long
Title: Vice President and Chief Financial Officer

REGENCY WESTERN G&P LLC

By:	Regency Gas Services LP, its sole member

By:	Regency OLP GP LLC, its general partner

By:	/s/ Thomas E. Long
Name: Thomas E. Long
Title: Vice President

ETP HOLDCO CORPORATION

By:	/s/ Martin Salinas, Jr.
Name: Martin Salinas, Jr.
Title: Chief Financial Officer

Signature Page to

Amendment No. 1 to Contribution Agreement

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC, its general partner

By:	/s/ John W. McReynolds
Name: John W. McReynolds
Title: President and Chief Financial Officer

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Thomas P. Mason
Name: Thomas P. Mason
Title: Senior Vice President, General Counsel and Secretary

ETC TEXAS PIPELINE, LTD.

By:	LG PL, LLC, its general partner

By:	/s/ Thomas P. Mason
Name: Thomas P. Mason
Title: Senior Vice President, General Counsel and Secretary

Signature Page to

Amendment No. 1 to Contribution Agreement

Exhibit E

GUARANTEE OF COLLECTION

THIS GUARANTEE OF COLLECTION (this “Guarantee”) is made as of             , 2013, by PEPL HOLDINGS, LLC, a Delaware limited liability company (the “Guarantor”) to REGENCY ENERGY PARTNERS LP, a Delaware limited partnership (“Regency”), and REGENCY ENERGY FINANCE CORP., a Delaware corporation (“Regency Energy Finance Corp” and, together with Regency, the “Regency Issuers”) to provide a guarantee of collection, on the terms set forth herein, for the benefit of the holders (the “Holders”) of the Supported Debt (as hereinafter defined) and the trustee (the “Trustee”) under the Indenture dated             , 20            , as supplemented by the              Supplemental Indenture, dated as of             , 2013 (collectively, the “Senior Notes Indenture”) with respect to the $             aggregate principal amount of the senior notes comprised of             % Senior Notes due 20         (collectively, the “Supported Debt”). The Guarantor and Regency may hereinafter be referred to individually as a “Party” or collectively as the “Parties.”

R E C I T A L S

WHEREAS, Southern Union Company, a Delaware corporation (“Southern Union”), Regency, and Regency Western G&P LLC, a Delaware limited liability company (“Regency SPV”), and, solely for limited purposes, ETP Holdco Corporation, a Delaware corporation, Energy Transfer Equity, L.P., a Delaware limited partnership, Energy Transfer Partners, L.P., a Delaware limited partnership, and ETC Texas Pipeline, LTD., a Texas limited partnership, have entered into that certain Contribution Agreement, dated as of February 27, 2013, as amended (the “Contribution Agreement”), pursuant to which Southern Union has agreed to contribute to Regency (through Regency SPV) 100% of the ownership interests in Southern Union Gathering Company, LLC, a Delaware limited liability company (the “Contribution”);

WHEREAS, on            , 2013, the Regency Issuers issued the Supported Debt; and

WHEREAS, in furtherance of the Contribution, the Guarantor desires to enter into this Guarantee and be bound by the terms and conditions set forth herein.

A G R E E M E N T S

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1. Guarantee. Subject to the terms herein, the Guarantor guarantees to the Holders and the Trustee the full and prompt collection of the principal amount due under the Supported Debt, but not any accrued and unpaid interest thereon or any fees or other amounts of any kind whatsoever that shall be due to the Holders by the Regency Issuers (the “Liabilities”). Notwithstanding anything herein to the contrary, the obligations of Guarantor under this Guarantee are obligations solely of Guarantor and do not constitute a debt or obligation of (and no recourse shall be made with respect to) Southern Union, any of its respective affiliates (other than Guarantor), or any shareholder, partner, member, officer, director or employee of Southern

Union or such affiliates (collectively, the “Non-Recourse Parties”). No action under or in connection with this Guarantee shall be brought against any Non-Recourse Party, and no judgment for any deficiency upon the obligations hereunder shall be obtainable against any Non-Recourse Party.

2. Guarantee of Collection. This is a guarantee of collection only, and not a guarantee of payment. Notwithstanding any other term or condition of this Guarantee to the contrary, the Guarantor shall not be obligated to make any payment pursuant to this Guarantee unless and until each of the following has occurred: (i) the Trustee or other Holder must use commercially reasonable efforts to obtain judgment against Regency, (ii) the Trustee or other Holder must use commercially reasonable efforts to execute on any judgment obtained against Regency, (iii) following execution of any such judgment, a portion of the sums due under the Supported Debt constituting Liabilities must remain unpaid, (iv) if no bankruptcy proceeding has been commenced with respect to Regency, the Trustee or other Holder shall have brought an action in a court of law having proper subject matter jurisdiction against Regency to collect such Liabilities, obtained a final and non-appealable judgment by such court against Regency in respect of such Liabilities and levied execution of such judgment against the property of Regency, and as a result of such execution received less than payment in full in cash or property of such Liabilities, and (v) if a bankruptcy proceeding has been commenced with respect to Regency, the closing of the bankruptcy proceeding after its administration under 11 U.S.C. Section 350(a) shall have occurred and the Trustee or other Holder shall have received, after all distributions contemplated by such bankruptcy proceeding or otherwise, less than payment in full in cash or property in respect of such Liabilities. For these purposes, the value of any payment made in property shall be equal to the fair market value of such property at the time of such payment.

3. Termination of Guarantee. This Guarantee shall remain in effect and will not terminate until the Liabilities have been paid in full.

4. Waivers. The Guarantor waives (i) notice of acceptance of this Guarantee, (ii) all presentments and protests, and (iii) notice of dishonor.

5. Obligations Absolute. Except as set forth in this Guarantee, the Guarantor’s obligations are in all respects absolute and unconditional and will not be impaired, modified, released or limited by any occurrence or condition whatsoever, including, without limitation, (i) any modification, discharge, renewal or extension of the Liabilities or the Supported Debt, or any amendment, modification or stay of the Trustee’s or other Holder’s rights under the Supported Debt which may occur in any bankruptcy or reorganization case or proceeding concerning the Regency Issuers, whether permanent or temporary and whether or not assented to by the Trustee or other Holder, (ii) any notice of withdrawal of this Guarantee, at any time and from time to time before, at or after maturity of the Supported Debt, (iii) any determination that any signatures on behalf of the Regency Issuers on the Supported Debt are not genuine or that the Supported Debt is not the legal, valid and binding obligation of the Regency Issuers, or (iv) any defenses that the Regency Issuers may have as to any sums due under the Supported Debt.

6. Waiver of Subrogation. Until the Liabilities have been paid in full, the Guarantor irrevocably waives, relinquishes and renounces any right of subrogation, contribution, indemnity, reimbursement or any claim whatsoever which the Guarantor may have against the Regency Issuers or any other guarantors liable on the Supported Debt arising out of, or in any way connected with, the documents evidencing, guaranteeing or otherwise relating to the Supported Debt (the “Supported Debt Documents”). The Guarantor will not assert any such claim against the Regency Issuers or any such guarantor, in any proceeding, legal or equitable, including any bankruptcy, insolvency or reorganization proceeding, before the Trustee and the Holders are paid in full for the Liabilities. This provision will inure to the benefit of and will be enforceable by the Trustee, the Holders, the Regency Issuers and any such guarantors, and their successors and assigns, including any trustee in bankruptcy or debtor-in-possession. This provision will not prevent the Guarantor from asserting a claim against the Regency Issuers or any such guarantors once the Liabilities have been fully paid to the Trustee and the Holders. Once the Liabilities have been paid in full, if the Guarantor has made any payment to the Trustee and the Holders under this Guarantee, then the Trustee and the Holders will assign to the Guarantor, to the extent of such payment, the Trustee’s and the Holders’ interest in the Supported Debt Documents and any judgments against the Regency Issuers.

7. Reinstatement of Guaranteed Liabilities. The Guarantor acknowledges and agrees that the Guarantor’s obligations hereunder shall apply to and continue with respect to any amount paid to the Trustee and the Holders on the Liabilities which is subsequently recovered from the Trustee and the Holders for any reason whatsoever (including, without limitation, as a result of any bankruptcy, insolvency or fraudulent conveyance proceeding), notwithstanding the fact that the Liabilities may have been previously paid in full or this Guarantee terminated, or both.

8. Assignment. The Trustee and the Holders may, from time to time, whether before or after any withdrawal of this Guarantee, without notice to the Guarantor, assign or transfer any or all of the Liabilities or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Liabilities shall be and remain Liabilities for purposes of this Guarantee, and each and every immediate and successive assignee or transferee of any of the Liabilities or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Liabilities, be entitled to the benefits of this Guarantee to the same extent as if such assignee or transferee were the Trustee or other Holder; provided, however, that, unless the Trustee or Holders shall otherwise consent in writing, the Trustee and the Holders shall have an unimpaired right, prior and superior to that of any such assignee or transferee, to enforce this Guarantee, for the benefit of the Trustee and the Holders, as to that portion of the Liabilities which the Trustee and the Holders have not assigned or transferred.

9. Cumulative Rights; No Waiver. Each and every right granted to the Trustee and the Holders hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time subject only to the limitations set forth in this Guarantee. No failure on the part of the Trustee and the Holders to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Trustee or other Holder of any right preclude any other or future exercise thereof or the exercise of any other right.

10. Interpretation and Construction. Each reference herein to the Trustee and the Holders shall be deemed to include their respective successors and assigns, and each reference to the Regency Issuers and the Guarantor and any pronouns referring thereto as used herein shall be construed in the singular or plural as the context may require and shall be deemed to include the successors and assigns of the Regency Issuers and the Guarantor, all of whom shall be bound by the provisions hereof.

11. Continuing Guarantee. Subject to the limitations herein, this instrument is intended to be a full, complete and continuing guarantee to the Trustee and the Holders to the extent of and for the Liabilities owing by the Regency Issuers to the Trustee and the Holders from time to time and to be valid and continuous without other or further notice to the Guarantor, notwithstanding the dissolution of the Regency Issuers or any other guarantor, until notice in writing of withdrawal of this Guarantee, signed by the parties hereto or any of them, has actually been given to the Trustee and the Holders, and then only as to the party or parties signing such notice and to transactions subsequent to the time of such notice; provided, however, that no such notice of withdrawal shall affect or impair any of the agreements and obligations of the Guarantor hereunder with respect to any and all Liabilities existing at the time of actual receipt of such notice by the Trustee and the Holders until paid in full; and shall not affect or impair the Trustee’s or other Holder’s right to recover all expenses paid or incurred by the Trustee or other Holder endeavoring to enforce this Guarantee against the Guarantor. All of the agreements and obligations of the Guarantor under this Guarantee shall, notwithstanding any such notice of withdrawal, remain in effect until all such Liabilities and all such expenses shall have been paid in full.

12. Subsequent Guaranties. No subsequent guarantee by the Guarantor or any other person of the Liabilities shall be deemed to be in lieu of or to supersede this Guarantee, unless otherwise expressly provided therein.

13. Covenants of Regency.

(a) Repayment or Refinancing of Supported Debt. Without the prior written consent of the Guarantor, Regency shall not be entitled, prior to the third (3rd) anniversary of the date of this Guarantee, to (i) repay any principal amount of the Supported Debt or (ii) refinance through an exchange offer or otherwise all or any portion of the Supported Debt, unless, in the case of (ii) above, Regency (x) simultaneously replaces such Supported Debt with at least an equivalent amount of new indebtedness (such new indebtedness, the “Refinancing Supported Debt”) with substantially similar covenants providing for no earlier amortization of principal than the amortization contemplated by the applicable maturity date of any such Supported Debt (any such date, a “Maturity Date”) and (y) permits the Guarantor at its sole discretion to provide a guarantee of collection of the Refinancing Supported Debt, on the terms and subject to the conditions set forth herein. If all or any portion of any Supported Debt or Refinancing Supported Debt is repaid or refinanced after the third (3rd) anniversary of the date of this Guarantee and prior to the applicable Maturity Date, the Guarantor may at its sole discretion enter into and provide for a guarantee of collection and/or of payment for the principal amount of all or a portion of any debt of Regency.

(b) Extinguishment of Supported Debt. Regency shall use commercially reasonable efforts to extinguish any applicable outstanding Supported Debt on the Maturity Date. Regency shall release the Guarantor from any liability or obligation under this Guarantee related to the Supported Debt on the applicable Maturity Date for such Supported Debt and shall enter into and execute such documents and instruments as the Guarantor may reasonably request in order to evidence such release.

(c) Regency Energy Finance Corp. Prior to the Maturity Date of the Supported Debt, Regency Energy Finance Corp shall continue to have no material assets or any liabilities, other than as a co-issuer of debt securities of Regency.

14. Covenants of Guarantor.

(a) Net Worth. The Guarantor hereby represents to Regency that its existing net worth is equal to or greater than the aggregate principal amount of the Supported Debt and in the event the Guarantor disposes of, transfers, or conveys any of its assets, except with respect to distributions permitted in clause (b) below, it shall promptly replace such assets with assets having a net fair market value (after taking into account any indebtedness to be assumed by the Guarantor in connection with any such transaction) substantially equivalent to or greater than the net fair market value (after taking into account any indebtedness to be assumed by the Guarantor in connection with any such transaction) of the disposed assets.

(b) Distributions. The Guarantor shall be entitled to make distributions of available cash with respect to its equity interests provided the Guarantor shall not make a distribution of cash or property to the extent such distribution would constitute a Fraudulent Conveyance (as defined in Section 16) in light of the Guarantor’s obligations under this Guarantee or otherwise impair the Guarantor’s ability to satisfy its obligations under this Guarantee.

15. Covenants of Regency and Guarantor to Maintain Tax Treatment. For so long as this Guarantee is outstanding, Regency and the Guarantor hereby agree that:

(a) Unless otherwise required by law, it is the intent of the Parties to treat Southern Union as the sole partner bearing the economic risk of loss with respect to the Supported Debt pursuant to Treasury Regulation § 1.752-2; provided that, notwithstanding the foregoing, Regency shall not be required to take such position in any taxable year to the extent Regency determines in good faith after consulting with tax counsel that such position is not supported by current law or actual facts and circumstances.

(b) It is the intent of the Parties, that the distribution to Southern Union by Regency of the Cash Consideration (as such term is defined in the Contribution Agreement) be treated as a distribution under Section 731 of the Internal Revenue Code of 1986, as amended (the “Code”), and neither Regency nor any partner of Regency shall take a position inconsistent with such treatment unless otherwise required by law; provided that, notwithstanding the foregoing, Regency shall not be required to take such position in any taxable year to the extent Regency determines in good faith after consulting with tax counsel that such position is not supported by current law or actual facts and circumstances.

(c) Neither Regency nor the Guarantor shall (i) modify this Guarantee so as to eliminate or limit the ultimate recourse liability of the Guarantor with respect to the Supported Debt, or (ii) except as required by the Senior Notes Indenture, cause or permit any other corporation, partnership, person or entity to assume, guarantee, indemnify against or otherwise incur any liability with respect to any Supported Debt.

(d) In the event a subsidiary of Regency that is regarded as separate and apart from Regency for U.S. federal income tax purposes, including but not limited to Pueblo Holdings, Inc. and Pueblo Midstream Gas Corporation, becomes a Subsidiary Guarantor (as such term is defined in the Senior Notes Indenture) of the Supported Debt or otherwise guarantees the Supported Debt, the Guarantor agrees to indemnify such subsidiary for any amounts that the subsidiary is required to pay pursuant to its guarantee of the Supported Debt.

(e) In the event a partner of Regency guarantees or otherwise incurs any liability with respect to the Supported Debt, the Guarantor agrees to indemnify such partner for any amounts that the partner is required to pay pursuant to its guarantee or liability with respect to the Supported Debt.

16. Fraudulent Conveyance. Notwithstanding any provision of this Guarantee to the contrary, it is intended that this Guarantee not constitute a Fraudulent Conveyance (as defined below). Consequently, the Guarantor agrees that if this Guarantee would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Guarantee shall be valid and enforceable only to the maximum extent that would not cause this Guarantee to constitute a Fraudulent Conveyance, and this Guarantee shall automatically be deemed to have been amended accordingly at all relevant times. For purposes of this Section 16, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the United States Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

17. Third-Party Beneficiaries. This Guarantee is for the benefit only of the Guarantor, the Regency Issuers, the Trustee, the Holders and the subsidiaries and partners of Regency described in Sections 15(d) and 15(e), and is not intended to confer upon any other third party any rights or remedies hereunder, and shall not be construed as for the benefit of any other third party.

18. Notices. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: 1) regular, overnight, registered or certified mail (return receipt requested), with first class postage prepaid; 2) hand delivery; 3) facsimile transmission; or 4) overnight courier service, if to the Guarantor, at the following address or facsimile number for the Guarantor:

PEPL Holdings, LLC

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

Facsimile Number: (214) 981-0701

if to the Regency Issuers, at the following address or facsimile number:

Regency GP LLC

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Attention: Legal Department

Facsimile Number: (            )              -

or at such other address or number as shall be designated by the Guarantor or Regency in a notice to the other Party to this Guarantee. All such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular mail, on the date actually received by the addressee; (B) in the case of a notice sent by registered or certified mail, on the date receipted for (or refused) on the return receipt; (C) in the case of a notice delivered by hand, when personally delivered; (D) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (E) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

19. Separability. Should any clause, sentence, paragraph, subsection or section of this Guarantee be judicially declared to be invalid, illegal or unenforceable in any respect, such decision will not have the effect of invalidating or voiding the remainder of this Guarantee, and the part or parts of this Guarantee so held to be invalid, illegal or unenforceable will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

20. Counterparts. This Guarantee may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same counterpart. Delivery of an executed signature page by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart.

21. Governing Law. THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

22. Consent to Jurisdiction; Waiver of Jury Trial. The Guarantor irrevocably submits to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, for the purposes of any proceeding arising out of this Guarantee or the transactions contemplated hereby (and agrees that no such proceeding relating to this Guarantee or the transactions contemplated hereby shall be brought by it except in such courts). The Guarantor irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any proceeding arising out of this Guarantee or the transactions contemplated hereby in any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, or that any such proceeding brought in any such court has been brought in an inconvenient forum. The Guarantor also agrees that any final and non appealable judgment against it in connection with any proceeding shall be conclusive and binding on it and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND ANY RIGHTS UNDER THIS GUARANTEE SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

23. Entire Agreement. This Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties related thereto.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Guarantee as of the date and year first written above.

PEPL HOLDINGS, LLC

By:
Name:
Title:

REGENCY ENERGY PARTNERS LP

By:	Regency GP LP, its general partner

By:	Regency GP LLC, its general partner

By:
Name:
Title: